Exhibit 99.1


99 CENTS ONLY STORES(R) REPORTS SECOND QUARTER 2003 RETAIL SALES OF $195.0 MILLION, UP 25.5% FROM THE SECOND QUARTER OF 2002.
     CITY OF COMMERCE, CA - July 8, 2003 -- 99 Cents Only Stores(R) (NYSE:NDN) reported total sales of $207.0 million for the second quarter ended June 30, 2003. This represents an increase of $39.2 million or 23.3% over sales of $167.9 million during the second quarter of 2002.
     Retail sales for 99 Cents Only Stores were $195.0 million, up $39.6 million or 25.5% from sales of $155.4 million in 2002.
     Total sales for the six months ended June 30, 2003 were $403.5 million up $72.5 million over last year or an increase of 21.9%. Total retail sales for the first six months of 2003 were $379.8 million up $74.7 million over 2002, an increase of 24.5%.
     The Company opened 10 new stores in the second quarter, including the Company's first four stores in Texas. A total of 25 stores are planned for the second half of this year. The planned 2003 new store openings are 38, including at least 15 in Houston.
     Same-store-sales were 9.8% during the second quarter of 2003. An increase in the number of transactions accounted for most of the same-store-sales increase. Same-store-sales were 7.4% for the first six months of 2003.
     Bargain Wholesale sales for the second quarter of 2003 were $12.0 million and were $12.4 in the second quarter of 2002. Bargain Wholesale sales represent 5.8% of second quarter total sales.
     Eric Schiffer, President of the Company said, "We are pleased to announce continued strong retail sales and same-store-sales in the second quarter of 2003. We believe that our recent merchandising efforts, along with our information systems initiatives, which have improved our retail in-stock position and product display placement, have helped to increase sales.
     From June 12, 2003 through June 30, 2003, the Company opened 9 stores (including its first 4 stores in Texas). While many of the expenditures in connection with the accelerated entry into Texas and the opening of other stores near the end of the second quarter were incurred in the second quarter, little sales therefrom were realized during the second quarter. The positive earnings benefit from the increase in same-store-sales during the second quarter will likely be slightly more than offset by the amount and timing of these expenditures and the negative sales and earnings impact of the store opening schedule and the entry into Texas. It is likely that the Company will slightly miss the First Call consensus second quarter EPS estimate of $0.22. The Company is scheduled to release its second quarter earnings on Tuesday, July 22, 2003.
     Similar to our experiences in other new markets, our new Texas stores have received strong initial customer support and have generated favorable free publicity in the Houston print and television media. We are also pleased to announce our new 740,000 square foot Houston distribution center is operational and is servicing our stores in Texas."
     99 Cents Only Stores(R), the nation's oldest existing one-price retailer, operates 164 retail stores, in California, Arizona, Nevada and Texas and a wholesale division called Bargain Wholesale. 99 Cents Only Stores(R) emphasizes name-brand consumables, priced at an excellent value, in attractively merchandised stores.
     This press release contains forward-looking statements, as referenced in the Private Securities Litigation Reform Act of 1995 (the "Act"). Forward-looking statements are inherently unreliable and actual results may differ. Factors which could cause actual results to differ materially from these forward-looking statements include, changes in the competitive market place, general economic conditions, factors affecting the retail industry in general, the timing of new store openings, the ability of the company to acquire inventory at favorable costs and other factors


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discussed  in the company's filings with the Securities and Exchange Commission.
The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Note to Editors: 99 Only Stores(R) news releases and information available on the World Wide Web at htpp://www.99only.com
CONTACT: 99 Only Stores(R), City of Commerce, California, Andy Farina, CFO, 323/881-9933
                                     --99--


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